As filed with the Securities and Exchange Commission on December 2, 2011
Registration No. 333-157772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NALCO HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	45-3176328 (I.R.S. Employer Identification No.)

370 Wabasha Street North, St. Paul, Minnesota 55102 (800) 232-6522 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
James J. Seifert, Esq. Director Nalco Holding Company 370 Wabasha Street North, St. Paul, Minnesota 55102 (651) 293-2981 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.   Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-157772) (the “Registration Statement”) of Nalco Holding Company, a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission on March 6, 2009.  The Registration Statement registered an indeterminate amount of the Company’s common stock, par value $0.01 per share.

On December 1, 2011 pursuant to the Agreement and Plan of Merger, dated as of July 19, 2011, by and among Ecolab Inc., a Delaware corporation (“Ecolab”), Sustainability Partners Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Ecolab (“Merger Sub”), and the Company,  the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Ecolab (the “Merger”).  Upon consummation of the Merger, Merger Sub changed its name to “Nalco Holding Company” (“Nalco”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  Nalco is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger, in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 2, 2011.

NALCO HOLDING COMPANY

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below as of December 2, 2011.

Signature	Title

/s/ J. ERIK FYRWALD	President and Chief Executive Officer
J. Erik Fyrwald	(Principal Executive Officer)

/s/ KATHRYN A. MIKELLS	Executive Vice President and Chief Executive Officer
Kathryn A. Mikells	(Principal Financial Officer)

/s/ SCOTT J. HINKLE	Controller
Scott J. Hinkle	(Principal Accounting Officer)

/s/ DOUGLAS M. BAKER, JR.	Director
Douglas M. Baker, Jr.

/s/ STEVEN L. FRITZE	Director
Steven L. Fritze

/s/ JAMES J. SEIFERT	Director
James J. Seifert